Exhibit 10.1
WGL HOLDINGS, INC.
DIRECTORS’ STOCK COMPENSATION PLAN,
as amended and restated
ARTICLE I
DEFINITIONS
     1.01 Affiliate means any “subsidiary” or “parent” corporation of the Company (as such terms are defined in section 424 of the Code).
     1.02 Board means the Board of Directors of the Company.
     1.03 Code means the Internal Revenue Code of 1986, as amended.
     1.04 Common Stock means the common stock of the Company.
     1.05 Company means WGL Holdings, Inc. and includes any predecessor or successor in interest.
     1.06 Date of Award means each January 1 or such other date as determined by the Board during the term of the Plan.
     1.07 Participant means a member of the Board who satisfies the requirements of Article IV.
     1.08 Plan means the WGL Holdings, Inc. Directors’ Stock Compensation Plan, as amended and restated.
ARTICLE II
PURPOSES
     The Plan is intended to assist the Company in promoting a greater identity of interest between the Company’s non-employee directors and its shareholders, and to assist the Company in attracting and retaining non-employee directors by affording Participants an opportunity to share in the future success of the Company.
ARTICLE III
ADMINISTRATION
     The Plan shall be administered by the Human Resources Committee of the Board, or such other person or group as the Board may designate, in a manner that is consistent with the provisions of this Plan. The person or group administering the Plan shall not be liable for any act done in good faith with respect to this Plan. All expenses of administering this Plan shall be borne by the Company and its Affiliates.
ARTICLE IV
ELIGIBILITY
     Each member of the Board who is not an employee of the Company or an Affiliate, and who has not been employed by the Company or any of its Affiliates during the twelve months preceding the Date of Award will participate in the Plan during his or her service on the Board.

ARTICLE V
AWARDS
     Shares of Common Stock will be awarded to each Participant as of each Date of Award. Subject to Article VIII’s limitation on the number of shares of Common Stock which may be issued under the Plan, on each Date of Award each Participant will be awarded 1,800 shares of common stock, as may be adjusted under Article VIII. The Board may from time to time increase or decrease the number of shares to be awarded to individual Participants under the Plan. The Board may grant a proportionate award to a Participant who joins the Board or becomes eligible for an award during any year.
ARTICLE VI
VESTING OF SHARES
     The shares of Common Stock awarded under the Plan will be immediately vested and nonforfeitable. Subject to the requirements of Article IX, the shares awarded under the Plan may be sold or transferred by the Participant at any time.
ARTICLE VII
SHAREHOLDER RIGHTS
     Participants will have all the rights of shareholders with respect to shares of Common Stock awarded under the Plan. Accordingly, Participants will be entitled to vote the shares and receive dividends.
ARTICLE VIII
SHARES AUTHORIZED
     Up to one hundred fifty-six thousand nine hundred eighty-three (156,983) shares of Common Stock may be awarded under the Plan. If the Company effects one or more stock dividends, stock split-ups, subdivisions, reclassifications, or consolidations of shares, or other similar changes in capitalization after the Plan’s adoption by the Board, the maximum number of shares that may be awarded under the Plan shall be proportionately adjusted.
ARTICLE IX
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
     No Common Stock shall be awarded and no certificates for shares of Common Stock shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations, any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on the opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock issued under the Plan may bear such legends and statements as the Company may deem advisable to assure compliance with federal and state law and regulations. No Common Stock shall be awarded and no certificates for shares of Common Stock shall be delivered until the Company has obtained such consent or approval as it may deem advisable from regulatory bodies having jurisdiction over such matters.
ARTICLE X
GENERAL PROVISIONS
     10.01 Unfunded Plan. The Plan, insofar as it provides for awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by awards under the Plan. Any liability of the Company to any person with respect to any award under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
     10.02 Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The references to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provisions of law.

ARTICLE XI
AMENDMENT OF PLAN
     The Board may amend the Plan from time to time. No amendment may become effective until shareholder approval is obtained if such approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Common Stock may be listed, or if the Board in its discretion determines that the obtaining of such shareholder approval is for any reason advisable. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any award outstanding at the time such amendment is made.
ARTICLE XII
DURATION OF PLAN
     The Plan will expire on March 4, 2020, the tenth anniversary of its amendment and restatement by shareholders, if not previously terminated by the Board or by the shareholders.
ARTICLE XIII
EFFECTIVE DATE OF PLAN
     The Plan will become effective once it is adopted by the Board and approved by a majority of the votes cast at a duly held shareholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan. No awards will be made under the Plan prior to approval of the Plan by the Company’s shareholders.